Exhibit 5.1

August 16, 2024

CytoSorbents Corporation

305 College Road East
Princeton, New Jersey 08540

Re:    CytoSorbents Corporation Registration Statement on Form S-8 Filed on August 16, 2024

Ladies and Gentlemen:

We have acted as counsel to CytoSorbents Corporation, a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the registration of 8,145,000 shares of common stock, $0.001 par value, of the Company (the “Common Stock”), which consists of: (i) 7,500,000 shares of Common Stock issuable under the Amended and Restated CytoSorbents Corporation 2014 Long-Term Incentive Plan (the “Plan”); (ii) 295,000 shares of Common Stock issuable upon the vesting and exercise of certain nonstatutory option awards made to Peter J. Mariani as an inducement material to him entering into employment with the Company (the “Option Award Agreements”), and (iii) the vesting of 350,000 shares of Common Stock issuable pursuant to a restricted stock unit award made to Peter J. Mariani as an inducement material to him entering into employment with the Company (the “RSU Agreement”).

In connection with this opinion letter we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Second Amended and Restated Certificate of Incorporation of the Company, as amended to date, (ii) the Amended Restated Bylaws of the Company, as amended to date, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the Plan, (v) the Mariani Nonstatutory Option Award Agreements, (vi) the Mariani RSU Agreement, and (vii) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof, that the Common Stock has been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the Plan, the Option Award Agreements and the RSU Agreements, as applicable, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

The opinions expressed herein are limited to the federal laws of the United States and the Delaware General Corporation Law.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP